Exhibit 10.1

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
EXCLUSIVE AGREEMENT
THIS EXCLUSIVE AGREEMENT (“Agreement”) is made and entered into by and between Abbott Point of Care Inc., a Delaware corporation, having its principal place of business at 400 College Road East, Princeton, NJ 08540 (“Abbott”), and Abaxis, Inc., a Delaware corporation with offices at 3240 Whipple Road, Union City, CA 94587 (“Abaxis”), and effective as of May 1, 2009 (“Effective Date”).
RECITALS
WHEREAS, Abbott is a manufacturer of diagnostic health care equipment and reagents and desires to obtain an OEM distributor of Products (as hereinafter defined) in the Field (as hereinafter defined) in the Territory (as hereinafter defined);
WHEREAS, Abaxis is a manufacturer and distributor of various products in the Field in the Territory; and
WHEREAS, in accordance with the terms and conditions hereof, Abbott is willing to appoint Abaxis as its exclusive distributor of Products in the Territory, and Abaxis is willing to accept such appointment.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and upon the terms and subject to the conditions set forth below, Abaxis and Abbott hereby agree as follows:
ARTICLE 1
DEFINITIONS
As used in this Agreement, the following terms shall have the meanings set forth below:
1.1 “Abaxis Trademarks” shall mean the Abaxis-owned trademarks and trade names set forth on Exhibit 1.1.
1.2 “Abbott Trademarks” shall mean the Abbott-owned trademarks and trade names set forth on Exhibit 1.2.

1.3 “Affiliate” shall mean, with respect to a Party, any other business entity which directly or indirectly controls, is controlled by, or is under common control with, such Party. A business entity or party shall be regarded as in control of another business entity if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other business entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other business entity by any means whatsoever.
1.4 “Analyzer” shall mean the i-STAT® 1 device.
1.5 “Base Target” shall mean, for each Contract Year, the minimum unit number of Product purchases required to be made by Abaxis and its Affiliates during such Contract Year.
1.6 “Cartridge” shall mean the disposable test component of a particular Product that contains one or more sensor chips and fluid handling channels and operates on an Analyzer.
1.7 “Confidential Information” shall mean any proprietary, confidential or non-public information, including without limitation information relating to products, End Users, suppliers, data, processes, prototypes, samples, plans, marketing plans, reports, forecasts, technical or commercial information, patents, patent applications, research, research results and other trade secrets, strategies, Know-How (as hereinafter defined) or intellectual property rights disclosed in writing by one Party to the other Party under this Agreement, as well as information disclosed orally and disclosed to be “Confidential Information” at the time of disclosure, to the extent such oral disclosure is reduced to writing, marked “Confidential” and provided to the receiving Party within [ * ] after oral disclosure. “Confidential Information” shall not include any information which:
(a)	Is known to the receiving Party before receipt thereof under this Agreement, as evidenced by the receiving Party’s written records;

(b)	Is disclosed to the receiving Party without restriction by a Third Party (as hereinafter defined) not under an obligation of nondisclosure to the disclosing Party;

(c)	Is or becomes part of the public domain other than through a breach of this Agreement by the receiving Party;

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)	Is disclosed by the disclosing Party to a Third Party without a duty of confidentiality;

(e)	Is independently developed by or for the receiving Party without use of the disclosing Party’s Confidential Information, as evidenced by the receiving Party’s records; or

(f)	Is disclosed by the receiving Party with the disclosing Party’s prior written approval.
1.8 “Contract Quarter” shall mean each calendar quarter during the Initial Term or any Renewal Term (as defined in Section 8.1).
1.9 “Contract Year” shall mean the twelve (12) month period from January 1 through December 31 of each year during the Term, provided that the first Contract Year shall mean the period beginning on the Effective Date and ending on December 31, 2009.
1.10 “Dealer” shall mean a natural person, corporation, partnership, trust, joint venture, government authority or other legal entity or organization in the Territory, other than Abaxis or Abbott and/or their respective Affiliates, which purchases Products from Abaxis for the purpose of resale to End Users for use in the Field.
1.11 “End User” shall mean a natural person, corporation, partnership, trust, joint venture, government authority or other legal entity or organization in the Field in the Territory, other than Abaxis or Abbott and/or their respective Affiliates, that purchases Products under this Agreement for its own use or consumption in the Field, and excluding any Third Party use in the human healthcare market.
1.12 “Field” shall mean the animal health care market, including laboratory animal research and specifically excluding the human health care market.
1.13 “Know-How” shall mean any and all data and information, including but not limited to ideas, designs, engineering drawings, methodologies of preparation or manufacturing, processes, instructions for use, formula enhancements, raw material specifications, raw material standards, and sources of raw material procurements, relating to the manufacture of Products.
1.14 “Products” shall mean the products manufactured by or for Abbott listed on Exhibit 1.14.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.15 “Product Purchases” shall mean, for each Contract Year, the Products purchased by Abaxis and its Affiliates from Abbott. For the purposes of this definition, a Product shall be considered purchased in the Contract Year in which it was delivered after having been duly ordered in accordance with the terms and conditions hereunder.
1.16 “Product Sales” means the Products Sold in the Field in the Territory by Abaxis directly to: (a) Dealers (as hereinafter defined) for resale to End Users; or (b) End Users; net of returns. Notwithstanding the foregoing, Products returned as a result of non-compliance with the warranties set forth in Section 3.4(f) shall be counted as Product Sales, it being understood that any replacement Products corresponding to such returned Products shall not be included in Product Sales.
1.17 “Purchase Price” shall mean the price for Analyzers, Cartridges and other Products purchased by Abaxis and its Affiliates from Abbott hereunder, as set forth on Exhibit 1.17 and more fully described in Section 3.3.
1.18 “Sale”, “Sell” or “Sold” shall mean to sell, hire, let, rent, lease or otherwise dispose of Product to a Third Party or Affiliate, provided such Affiliate is an End User of Products for commercial purposes for monetary or other valuable consideration. “Sale”, “Sell” or “Sold” shall not include a transaction where samples of Product are supplied without charge to a Third Party or Affiliate for marketing or demonstration purposes or in connection with clinical or other experimental trials.
1.19 “Term” shall mean the “Initial Term” and any “Renewal Term”.
1.20 “Territory” shall mean the entire world except Japan.
1.21 “Third Party” shall mean a natural person, corporation, partnership, trust, joint venture, governmental authority or other legal entity or organization other than the Parties and/or their Affiliates.
ARTICLE 2
APPOINTMENT AND AUTHORIZATION
2.1 Appointment.
(a)	Initial Non-Exclusive Appointment. As of the Effective Date, Abbott hereby appoints Abaxis and its Affiliates as Abbott’s non-exclusive distributor of Products in the Field in the Territory until October 31, 2009, and Abaxis hereby accepts such appointment. Abaxis shall have the non-exclusive right to Sell and distribute Products in the Territory until October 31, 2009.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)	Exclusive Appointment. As of November 1, 2009, and subject to Sections 2.1(d) and 2.5 below, Abbott hereby appoints Abaxis and its Affiliates for the Term as its exclusive distributor of Products in the Field in the Territory, and Abaxis hereby accepts such appointment from Abbott. As exclusive distributor in the Field in the Territory, Abaxis shall have the sole and exclusive right (even as to Abbott) to Sell and distribute Products in the Territory for use in the Field.
(c)	Abbott Restriction. For so long as Abaxis is the exclusive distributor of Products in the Field in the Territory in accordance with the terms and provisions of this Agreement and subject to Section 2.1(d) below, Abbott shall not Sell or, directly or indirectly (e.g., through Affiliates or Third Parties) distribute Products, in the Field in the Territory. Upon reasonable prior notice and at mutually agreeable times, Abaxis may, at Abaxis’ expense, retain an independent third party auditor to audit Abbott’s books and records relating to Abbott’s Sales of Products solely to verify Abbott’s compliance with its obligations under this Section 2.1(c), provided that such independent third party auditor shall execute a customary confidentiality agreement with the audited party with respect to the information received in connection with such audit that is not broader in scope or more burdensome than the confidentiality obligations contained in this Agreement. Notwithstanding this subsection 2.1(c) or subsections 2.1(a) and 2.1(b) above, Abbott may maintain certain consultative and technical staff, at Abbott’s expense, to assist Abaxis in connection with such marketing, promotion, sales and distribution efforts. Other than Section 3.2(b), nothing contained in this Agreement shall limit or be interpreted to limit Abbott or Abbott’s Affiliates from selling products not listed on Exhibit 1.14 in the Territory.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)	Exceptions to Exclusivity. Notwithstanding anything else provided in this Agreement, any right of Abaxis hereunder to exclusively distribute Products shall be subject to the following exceptions: (I) Abbott shall be permitted to sell Products to [ * ], but only to [ * ], and (II) Abbott and/or its authorized distributors shall be permitted to sell Products [ * ] for [ * ].
2.2 Non-Exclusive Appointment in Japan. As of the Effective Date, Abbott hereby appoints Abaxis and its Affiliates for the Term as Abbott’s non-exclusive distributor of Products, other than the BNP Cartridge, in the Field in Japan, and Abaxis hereby accepts such appointment. Abaxis shall have the non-exclusive right to Sell and distribute Products in Japan for use in the Field other than the BNP Cartridge which Abaxis agrees not to Sell or distribute in Japan.
2.3 Authorization. Abbott hereby authorizes Abaxis to represent itself as Abbott’s exclusive authorized distributor of Products in the Field in the Territory using Abbott Trademarks.
2.4 Minimum Purchase and Sales Requirements.
(a)	Minimum Purchase Requirement. Abaxis shall achieve Product Purchases greater than or equal to the Base Target as set forth in the following Table 2.4(a) (“Minimum Purchase Requirement”). The Parties shall meet and negotiate in good faith to establish the Minimum Purchase Requirement for any Renewal Terms occurring beyond the years specified in Table 2.4(a).

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Table 2.4(a)

Base Target
Base
	Cartridge	Base
Contract	Purchases	Analyzer Purchases
Year	(USD)	(Units)
[ * ]	[ * ]	[ * ]
[ * ]	$[ * ]	[ * ]
[ * ]	$[ * ]	[ * ]
[ * ]	$[ * ]	[ * ]
[ * ]	$[ * ]	[ * ]
[ * ]	$[ * ]	[ * ]
(b)	Minimum Sales Requirement. Abaxis shall achieve Product Sales of at least [ * ] of Product Purchases with respect to the number of units purchased by Abaxis from Abbott and, in turn, Sold by Abaxis, within each Contract Year (“Minimum Sales Requirement”). To achieve the Minimum Sales Requirement in a given Contract Year with respect to Cartridges, [ * ] must equal at least [ * ]. To achieve the Minimum Sales Requirement in a given Contract Year with respect to Analyzers, [ * ] must equal at least [ * ].
2.5 Failure to Achieve Minimum Purchase and Sale Requirements. Abbott’s sole remedies for Abaxis’ failure to achieve the Minimum Purchase Requirement and Minimum Sales Requirement set forth in Section 2.4 above in any Contract Year shall be to convert Abaxis’ status as exclusive distributor of Products in the Field in the Territory to non exclusive distributor of Products in the Field in the Territory effective upon [ * ] prior written notice, and/or to terminate this Agreement upon [ * ] prior written notice.
2.6 Annual Product Purchases Calculation. Following each Contract Year, the number of Product Purchases for such Contract Year shall be determined as set forth in Subsections 2.6(a) and/or 2.6(b) below and the Parties shall execute and attach to this Agreement the “Annual Product Purchase Calculation” form set forth on Exhibit 2.6 completed for such Contract Year.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)	Abbott Provides Abbott Calculation. Within [ * ] after the end of each Contract Year, Abbott may provide Abaxis with Abbott’s written calculation of Abaxis’ Product Purchases in such Contract Year (the Abbott Calculation”). If Abaxis disagrees with the Abbott Calculation, if any, Abaxis shall have [ * ] after receipt of the Abbott Calculation to respond in writing, with (a) Abaxis’ estimate; (b) the difference between Abaxis’ estimate and the Abbott Calculation; and (c) purchase order level detail so that Abbott may verify the Abbott Calculation. If Abbott disagrees with Abaxis’ calculation and Abaxis requests, in writing, purchase order level detail for the Abbott Calculation, Abbott shall provide such information. If the exchange of such information does not resolve the dispute, the Parties shall negotiate in good faith to determine the actual Product Purchases in such Contract Year and, if such dispute is not resolved within [ * ], the dispute shall be resolved pursuant to Section 9.11.

(b)	Abbott Does Not Provide Abbott Calculation. If Abbott does not provide Abaxis with the Abbott Calculation within [ * ] after the end of a given Contract Year, Abaxis shall provide Abbott with Abaxis’ written calculation of Abaxis’ Product Purchases in such Contract Year (the “Abaxis Calculation”) within [ * ] after the end of such Contract Year. If Abbott disagrees with the Abaxis Calculation, Abbott shall have [ * ] after receipt of the Abaxis Calculation to respond, in writing, with (i) Abbott’s estimate, (ii) the difference between Abbott’s estimate and the Abaxis Calculation, and (iii) purchase order level detail so that Abaxis may verify the Abaxis Calculation. If Abaxis disagrees with Abbott’s calculation and Abbott requests, in writing, purchase order level detail for the Abaxis Calculation, Abaxis shall provide such information. If the exchange of such information does not resolve the dispute, the Parties shall negotiate in good faith to determine the actual Product Purchases in such Contract Year and, if such dispute is not resolved within [ * ], the dispute shall be resolved pursuant to Section 9.11.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.7 Annual Product Sales Calculation. Abaxis shall provide Abbott with Abaxis’ written calculation of Abaxis’ Product Sales in each Contract Year in conjunction with its annual reporting obligations set forth in Section 3.8 of this Agreement.
2.8 Promotional Materials. Abaxis shall not disseminate or publish any written promotional materials or advertisements intended for customer distribution referencing the Products without Abbott’s prior written approval, which approval shall not be unreasonably withheld. Abaxis shall forward any written promotional materials or advertisements requiring Abbott’s approval pursuant to the terms of this Section 2.8 to the attention of Divisional Vice President, Marketing, Abbott Point of Care, 400 College Road East, Princeton, NJ 08540. Abbott shall review and comment on such written promotional materials or advertisements within [ * ] after receipt thereof from Abaxis. If Abbott does not respond during such [ * ] period, such promotional materials shall be deemed approved.
ARTICLE 3
SALES, MARKETING AND SUPPORT
3.1 Sales and Promotional Activities.
(a)	Marketing. Abaxis shall, at its own expense, use commercially reasonable efforts to market and promote the Products in the Territory. Abaxis’ promotional activities shall include, but shall not be not limited to: (a) including the Products in its appropriate catalogs, promotional mailings and like publications; (b) developing, preparing and placing advertising concerning the Products in appropriate media or through appropriate direct mail; (c) exhibiting the Products at appropriate trade shows and exhibitions; (d) conducting commercially reasonable and appropriate market research; and (e) rendering other services customarily rendered by a distributor of veterinary medical products. By [ * ] of each Contract Year, Abaxis shall provide Abbott with a list of all proposed trade shows and exhibitions that it plans to attend in the next Contract Year. Abaxis may develop printed sales and promotional materials relating to the Products in the local language at its own expense. Abaxis

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

shall provide such materials, if any, which have not been previously approved to Abbott for Abbott’s review and approval, which approval shall not be unreasonably delayed or withheld. Abbott shall review such materials within [ * ], and Abbott’s failure to object to any materials within such [ * ] of sending shall be deemed approval. If Abbott objects to the material, Abaxis shall modify such materials accordingly.

(b)	Sales Personnel. Abaxis, at its sole cost and expense, shall engage, compensate, supervise, train and maintain such competent, qualified personnel as may be reasonably required to, deliver, promote, market, sell, distribute, provide technical service and support for the Products, and End User complaint handling in the Territory.

(c)	Sales Effort. Abaxis shall use a degree of effort to market, promote and Sell the Products in the Field in the Territory [ * ].

(d)	Fees and Commission. Abaxis shall not [ * ]. Abaxis shall not [ * ], including [ * ].

(e)	Appointment of Dealers. Abaxis shall have the right to appoint Dealers for the sale of the Products in the Field in the Territory. Abaxis shall within [ * ] of this agreement update Abaxis’ written Distributor Policy to include language that [ * ] and shall communicate the same to its then-existing dealers. Abaxis agrees that, if it enters into a new agreement or arrangement, following the Effective Date, with any dealer to allow such dealer to offer for Sale, Sell, have Sold, use, have used, market, have marketed, distribute, have distributed, import and have imported Products in the Field in any country or region of the Territory, Abaxis shall [ * ], and further by subjecting them to the Distributor Policy described in the foregoing sentence.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(f)	Technical Support. Abaxis shall be responsible as the first point of contact for technical support with the End User, including the establishment of species-specific reference ranges. Abaxis will further provide technical support on the usage of Products by the End Users based upon information supplied by Abbott, [ * ]. The term “Technical Support” shall mean problem resolution, explanation of functionality and collection of incident reports. Abbott will provide technical support to Abaxis [ * ].

(g)	Modified and New Products. Abaxis shall provide timely comprehensive information to its Dealers or End Users, as appropriate, with respect to newly available Products, discontinuance of Products and changes in existing Products, including, but not limited to, performance specification changes and required software upgrades in Analyzers (which may or may not be coupled to specific lots of Cartridges). Abaxis shall use commercially reasonable efforts to ensure that each End User in the Territory makes any such performance specification changes and software upgrades in a timely manner. Abbott shall inform Abaxis in writing of newly available Products, the discontinuance of Products, or changes in existing Products at least [ * ] prior to the availability of such new Products or the effectiveness of such discontinuance or change, as the case may be.

(h)	Warranty Services. Abaxis shall provide a technical liaison and assistance to End Users for warranty service of the Products, [ * ]. In addition, at the written request of Abbott, Abaxis shall perform certain warranty repairs pursuant to the warranty set forth in Section 3.4(f) of this Agreement during the term of such warranty, which shall be billed to and paid by Abbott at mutually agreed upon labor rates and using replacement parts furnished by Abbott at its sole cost.

(i)	Customer Service. Abaxis acknowledges and agrees that it shall be responsible for all customer service, training, and education within the Territory relating to the operation and use of the Products. All such services shall be performed in accordance with Abbott’s standards and specifications, as notified by Abbott to Abaxis from time to time during the continuance of this Agreement. As part of its customer service obligations, Abaxis shall maintain a twenty-four (24) hour answering service to assist Customers with all Product inquiries.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(j)	Strategy Meetings. Periodically during the Term (but not less than [ * ]), Abaxis and Abbott shall review topics which may include Abaxis’ marketing and selling strategy, potential collaboration in the development of new Product assays or configurations to meet needs or opportunities in the Field, training of End Users, inventory, and other practices with a view toward maximizing End Users’ use of and satisfaction with Products.

(k)	Quality Assurance Audit by Abbott. Abbott shall, upon giving not less than [ * ] notice to Abaxis, have the right, during normal business hours, to retain an independent third party to visit or assess all locations where Abaxis maintains, ships, or repairs inventory of Products to conduct a quality assurance audit of such facilities and/or an on-site surveillance of its inventory storage tracking, provided that such independent third party shall execute a customary confidentiality agreement with the audited party with respect to the information received in connection with such audit that is not broader in scope or more burdensome than the confidentiality obligations contained in this Agreement. Provided further that some or all of such audit activities may be undertaken directly by Abbott upon the prior mutual written agreement of the Parties. In the event that an audit reveals matters that Abbott determines should be corrected by Abaxis, Abbott shall provide, in writing, within [ * ] of such audit, a list of such matters and any proposed corrective action to be taken by Abaxis. Abaxis shall respond within [ * ] of receiving Abbott’s notification of the corrective action to be taken and an estimated complete date.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(l)	Quality Assurance Audit by Abaxis. Abaxis shall, upon giving not less than [ * ] notice to Abbott, have the right, during normal business hours, to retain an independent third party to visit or assess all locations where Abbott manufactures, maintains, ships, or repairs inventory of Products to conduct a quality assurance audit of such facilities and/or an on-site surveillance of its inventory storage tracking, provided that such independent third party shall execute a customary confidentiality agreement with the audited party with respect to the information received in connection with such audit that is not broader in scope or more burdensome than the confidentiality obligations contained in this Agreement. Provided further that some or all of such audit activities may be undertaken directly by Abaxis upon the prior mutual written agreement of the Parties. In the event that an audit reveals matters that Abaxis determines should be corrected by Abbott, Abaxis shall provide, in writing, within [ * ] of such audit, a list of such matters and any proposed corrective action to be taken by Abbott. Abbott shall respond within [ * ] of receiving Abaxis’ notification of the corrective action to be taken and an estimated complete date.

(m)	Compliance Audit. Upon reasonable prior notice and at mutually agreeable times, Abbott may, at Abbott’s expense, retain an independent third party auditor to audit Abaxis’ books and records pertaining to its business in the Field, to the extent such books and records are relevant to Abaxis’ compliance with its obligations under this Section 3.1, solely to verify Abaxis’ compliance with its obligations under this Section 3.1, provided that such independent third party auditor shall execute a customary confidentiality agreement with the audited party with respect to the information received in connection with such audit that is not broader in scope or more burdensome than the confidentiality obligations contained in this Agreement.
3.2 Diversion and Counterfeiting.
(a)	Resellers — Obligations of Abaxis. Abaxis shall not promote or market any Product for use outside the Field, [ * ]. Abaxis shall not [ * ]. Abaxis shall [ * ]. Recognizing the end use of the Products in healthcare, Abaxis shall not [ * ]. Abaxis shall [ * ]. Upon Abbott’s request, if and to the extent Abaxis or its dealers Sell Products to customers outside the Field, Abaxis shall [ * ]. The Cartridge units Sold outside the Field shall not be included in Cartridge Purchases for the purpose of meeting the Minimum Purchase Requirement or the Minimum Sales Requirement contained in Section 2.4. Without Abbott’s specific written consent, Abaxis may not [ * ].

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)	Resellers — Obligations of Abbott. This Section 3.2(b) is subject to the limitations set forth in Section 2.1(d). Neither Abbott nor its Affiliates shall promote or market any Product for use in the Field, [ * ]. Neither Abbott nor its Affiliates shall [ * ]. Abbott shall [ * ]. Abbott and its Affiliates shall not [ * ]. Abbott shall [ * ]. Without Abaxis’ specific written consent, neither Abbott nor its Affiliates may [ * ].

(c)	Counterfeit Products. Abaxis shall purchase Products for distribution and Sale in the Field in the Territory exclusively from Abbott. If Abaxis is offered the opportunity to purchase or otherwise becomes aware of any counterfeit products similar in appearance and/or function to the Products manufactured by an entity other than Abbott (“Counterfeit Products”), Abaxis shall promptly notify Abbott thereof. Abaxis covenants and agrees not to purchase any Counterfeit Products, and the failure of Abaxis to comply with the foregoing covenant and agreement shall constitute grounds for immediate termination of this Agreement by written notice to such effect sent by Abbott. Such termination of this Agreement shall be effective as of the date of receipt of any such notice by Abaxis. In addition, Abaxis acknowledges that its purchase of Counterfeit Products will cause Abbott irreparable harm and that Abbott shall have the right to equitable and injunctive relief, in addition to money damages, in the case of such action by Abaxis.

(d)	Corrupt Practices. Abaxis shall not use any compensation hereunder as payment to any government official or employee of any country in the Territory for the purpose of influencing such person’s decisions or actions regarding the Products.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(e)	Abbott Compliance Audit. Upon reasonable prior notice and at mutually agreeable times, Abbott may, at Abbott’s expense, retain an independent third party auditor to audit Abaxis’ books and records relating to Abaxis’ Sales of Product solely to verify Abaxis’ compliance with its obligations under this Section 3.2, provided that such independent third party auditor shall execute a customary confidentiality agreement with the audited party with respect to the information received in connection with such audit that is not broader in scope or more burdensome than the confidentiality obligations contained in this Agreement.

(f)	Abaxis Compliance Audit. Upon reasonable prior notice and at mutually agreeable times, Abaxis may, at Abaxis’ expense, retain an independent third party auditor to audit Abbott’s books and records relating to Abbott’s Sales of Products solely to verify Abbott’s compliance with its obligations under this Section 3.2, provided that such independent third party auditor shall execute a customary confidentiality agreement with the audited party with respect to the information received in connection with such audit that is not broader in scope or more burdensome than the confidentiality obligations contained in this Agreement.
3.3 Purchase Prices. Abaxis’ Purchase Prices for the Products as of the Effective Date are set forth in Exhibit 1.17, attached hereto and incorporated herein. All Purchase Prices for the Products and payments therefor shall be in U.S. dollars.
(a)	Price Adjustments. The Purchase Price for each Product shall [ * ], upon [ * ] prior written notice, Abbott may adjust the Purchase Prices for the Products, provided such increase may not exceed [ * ]. “PPI” shall mean the most current final Producer Price Index for Manufacturing, Analytical and Scientific Instruments Except Optical, (industry code 334516-0), not seasonally adjusted, as published by the United States Department of Labor, Bureau of Labor Statistics; provided, that if the United States Department of Labor, Bureau of Labor Statistics, or a successor agency, ceases to publish the foregoing PPI, the index that will most nearly accomplish the purpose thereof and the use thereof by the parties hereto with respect to price increases under this Agreement shall be used in lieu of the foregoing PPI. Notwithstanding the foregoing, Abbott may adjust the Purchase Price for a Product at any time during the Term of this Agreement in the event that [ * ], in the event of such an increase, [ * ].

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)	[ * ]. Abaxis shall have the right to purchase up to [ * ] Cartridges from Abbott per Calendar Year at a [ * ] to be used for [ * ]. Such purchases of Product for [ * ] purposes in accordance with this subsection will not count towards the Minimum Purchase Requirement and will not incur premium charges.

(c)	Rebate. Abaxis will receive a [ * ] rebate on Purchase Prices for purchases that exceed the Minimum Purchase Requirement in any Contract Year, [ * ]. This rebate will be paid to Abaxis within [ * ] of the end of any calendar quarter during the Calendar Year in which the Minimum Purchase Requirement is exceeded.

(d)	Resale Prices. Abbott price increases to Abaxis are in no way contingent upon Abaxis agreeing to increase prices to its customers nor its effectiveness in increasing prices to its customers. Abaxis shall set its own prices for resale of the Products to customers provided that Abbott may, at its option, suggest resale prices to Abaxis.

(e)	Taxes; Import Fees. All Purchase Prices for the Products do not include insurance, freight, customs, duties, taxes, any foreign, federal, state or local taxes that may be applicable to Products including, without limitation, sales, excise, value-added, withholding, and other taxes. Customs duties and charges, if any, shall be borne by Abaxis. Any and all export and import licenses or approvals shall be obtained by Abaxis at its expense. When Abbott has the legal obligation to collect such taxes, the appropriate amount shall be added to Abaxis’ invoice and paid by Abaxis unless Abaxis provides Abbott with a valid tax exemption certificate authorized by the appropriate taxing authority.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.4 Other Terms and Conditions of Sale. Abaxis’ purchase of Products from Abbott hereunder shall also be subject to the following terms and conditions of sale:
(a)	Payment Terms. Payment terms for all shipments of Products to Abaxis shall be net [ * ] from the date of receipt of Abbott’s invoice to Abaxis for each shipment of Products. All payments shall be made without set-off or counterclaim and free and clear of and without deduction for any other charges of any kind, other than amounts that are the subject of a reasonable good faith dispute. The invoiced amount shall be paid by Abaxis to Abbott by: (a) wire transfer to the bank specified by Abbott, or (b) certified bankers check. Abbott reserves the right to change the payment or credit terms at any time upon [ * ] prior notice to Abaxis. Any invoiced amount not received within [ * ] of the date the payment was due shall be subject to a service charge of the lesser of [ * ] per month or the maximum rate permitted by law.

(b)	Order Entry. Abaxis shall order Products on purchase orders consistent with the process set forth in Section 3.5 and, for co-branded Products only, subject to the minimum order requirements set forth on Exhibit 3.4(b). All purchase order forms shall specify the quantities of each Product ordered, requested delivery dates, the identity of Products ordered, Product price, and delivery and shipping instructions including carrier selected. All orders will be governed by the terms of this Agreement. Any other terms and conditions stated on such purchase orders shall not be applicable to purchases hereunder.

(c)	Delivery. All shipments of Products to Abaxis shall be shipped F.O.B. Abbott’s facilities. Abbott shall select the carriers for all shipments of Products hereunder following consultation with Abaxis, provided that [ * ] Abaxis shall be responsible for shipping charges for the Products, which shall be added to Abbott’s invoices to Abaxis. Title and risk of loss shall pass to Abaxis upon delivery of the Products to the carrier for shipment.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)	Acceptance of Product. Abaxis shall inspect all Products upon delivery in a commercially reasonable manner. Failure by Abaxis to give notice of defective or damaged Product within the time periods specified in Section 3.4(e) shall be deemed a waiver of Abbott’s obligations as stated herein, with respect to such defect or damage only. Notwithstanding the foregoing, this Section 3.4(d) is not intended to limit Abaxis’ rights under Section 7.3 with respect to defective or damaged Product.

(e)	Defective and Improper Delivery; Product Returns. If Abaxis or a Dealer or End User claims that: (a) incorrect Product was shipped; or (b) there was a shortage in the shipment, and notice in writing of such incorrect shipment or shortage is provided to Abbott within [ * ] of receipt of the shipment then, upon receipt of such notice, Abbott’s sole obligation shall be to either replace any incorrectly shipped Product, make up any shortfall, or refund any Purchase Price paid by Abaxis, at Abbott’s option. If any Product is claimed by Abaxis, a Dealer or End User to be defective and Abbott is notified in writing of such defect within [ * ] of receipt of the Product by the End User or, in the case of a latent defect, Abbott is notified in writing within [ * ] of discovery of such latent defect within the warranty period stated in Section 3.4(f), then Abbott’s sole obligation shall be to either repair or replace any Product found by Abbott to be defective or determined to be defective by a Third Party laboratory as provided below. If Abaxis claims a credit pursuant to this Section 3.4(e), such claim shall be accompanied by the original invoice issued by Abaxis to the End User or Dealer returning the Product. Upon request by Abbott, Abaxis shall deliver to Abbott, at Abaxis’ cost, any returned Product with regard to which the credit is claimed. Abbott shall determine [ * ]. Any disagreements between the parties as to which a returned Product is defective shall, at the request of either party, be resolved by a mutually acceptable independent third party laboratory after

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

analysis of the relevant Products. Such third party laboratory shall determine whether such Products are defective, and the parties agree that such laboratory’s determination on this issue shall be final, binding, and determinative. The party against whom the third party laboratory rules shall bear all costs of such third party testing. All sales of the Products are final and there will be no Product returns accepted except as set forth in this Section 3.4(e) without Abbott’s prior written consent.

(f)	Warranty. Abbott warrants that (i) each Product sold hereunder will, at the time of shipment, comply with the then-current specifications for such Product and be free and clear of any and all encumbrances, liens, or other third party claims; (ii) Products (including refurbished Analyzers) shall comply with Abbott’s standard warranty therefor, as set forth in Exhibit 3.4(f). ABBOTT MAKES NO OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND ABBOTT EXCLUDES AND DISCLAIMS ANY OTHER WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ABBOTT SHALL HAVE NO LIABILITY FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RELATING TO THE SALE OR USE OF THE PRODUCTS, INCLUDING LOST PROFITS.
3.5 Rolling Forecasts. [ * ] after the Effective Date, Abaxis shall provide Abbott with a monthly forecast of its requirements of the Products for the first full Contract Year. On or before the [ * ] prior to the beginning of each subsequent calendar month during the Term, Abaxis shall provide Abbott with a rolling [ * ] forecast, the first [ * ] of which will be firm purchase orders binding on Abaxis, the last [ * ] of each shall consist of Abaxis’ best estimate forecast of its requirements of Products. Abaxis shall also provide, with each monthly forecast, a [ * ] rolling unit and dollar sales history detail for each individual Product, major customer type (Dealer and End User), United States and each major international area (e.g. Western Europe, Asia), the quantities and prices of Products Sold by Abaxis, the aggregate total dollar sales volume for purchases on a Product group-by-Product group basis and such other information relating to the Sales and distribution of Products by Abaxis as Abbott may reasonably request.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.6 Inventory. Abaxis shall use commercially reasonable efforts to maintain a level of inventory of all Products that Abaxis distributes in the Territory sufficient to ensure that Abaxis is able to fill at least [ * ] of customers’ orders within [ * ] of Abaxis’ receipt of such orders. Abaxis shall store Product inventory in its distribution centers in a manner appropriate for maintaining such Products in good and saleable condition as required on Product labeling and consistent with the Product dating and storage conditions specified by Abbott. All Abaxis distribution centers shall conform to the temperature control requirements set forth on Product labeling, and shall be subject to periodic audit by Abbott by no more than three (3) Abbott representatives per audit at mutually agreeable reasonable times and upon reasonable prior notice. Abaxis’ current list of distribution centers is set forth in Exhibit 3.6, attached hereto and incorporated herein, and Abaxis shall promptly notify Abbott in writing of any changes to this list at least [ * ]. Abaxis shall maintain a distribution record system reasonably sufficient to enable Abbott and/or Abaxis to promptly notify Distributors and End Users of Product safety information or issues. If required by applicable laws or regulations, Abaxis shall establish and maintain an auditable distribution record system including an accurate, traceable lot number control system which is traceable to End Users for such Products purchased from Abaxis.
3.7 Export Regulations. Abaxis will not take any action which would, or fail to take any action where such failure would, directly or indirectly result in or constitute a violation by Abaxis or Abbott of any applicable law, treaty, ruling or regulation, including, without limitation, laws and regulations relating to the export, resale and distribution of the Products. In performing Abaxis’s obligations, Abaxis or any person acting on its behalf must not seek, accept, offer, promise or give any payments, fees, loans, services or gifts from or to any person or firm as a condition or result of doing business with Abaxis or Abbott. In performing its obligations under this Agreement, neither Abaxis nor any person acting on Abaxis’s behalf shall make, directly or indirectly, any offer or promise or authorization of a bribe, kickback, payoff or any other payment or gift intended to improperly influence an agent, government official, political party or candidate for public office to exercise their discretionary authority or influence in order to assist in the sale, marketing, promotion, importation, licensing or distribution of the Products.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.8 Annual Reporting; Books and Records. Abaxis shall provide to Abbott annually within [ * ] following the end of each Contract Year, a report that provides Cartridge unit Sales to Dealers and End Users that Abaxis Sells to directly, aggregated monthly in each country or region, and the calculation of the percentage of Cartridges Sold to customers by country or region. Abaxis shall maintain books and records in keeping with standard industry practice relating to the Sale of Products hereunder including monthly Cartridge unit Sales to Dealers and End Users that Abaxis Sells to directly, aggregated monthly in each country or region, and shall retain such records during the Term and for [ * ] thereafter. Such books and records shall be in accordance with generally accepted accounting principles reflecting each Product’s unit Sales and per country or region in the Territory. Upon [ * ] prior written notice to Abaxis, Abaxis’ books and records relating to the Sale of Product hereunder shall be open for inspection in accordance with the following terms. To conduct such inspection, Abbott shall retain, at its own expense, an independent certified public accountant reasonably acceptable to Abaxis. Such examination shall occur at Abaxis’ principal place of business during normal business hours for the sole purpose of verifying the accuracy of financial calculations hereunder. Such independent accountant shall be required to execute a mutually acceptable confidentiality agreement and shall report to Abbott only the amount of any discrepancy, if any, in the calculations. Abbott shall bear the cost of such audit, unless the audit reveals inaccurate annual reporting of unit Sales greater than [ * ] or a value of [ * ] (whichever is greater), in which case Abaxis shall reimburse Abbott for its reasonable expenses incurred in connection with such audit.
3.9 Product Recalls and Complaints. Upon Abbott’s request, Abaxis shall assist Abbott in identifying Dealers and End Users for notification in connection with any Product recalls. Within [ * ] of Abaxis’ own receipt of notice (at Abaxis headquarters) of any End User technical questions, complaints or actual or alleged Product defects, Abaxis shall notify Abbott thereof orally, followed promptly by a written notice using the “Abbott Laboratories Product Complaint Inquiry Form”, the current form of which is set forth in Exhibit 3.9, attached hereto and incorporated herein.
3.10 Billing and Collections. Abaxis shall have sole responsibility for billings to and collections from customers for Abaxis’ sales of Products.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.11 Abbott Trademarks. Abaxis acknowledges that Abbott Trademarks are valid trademarks and trade names and the sole property of Abbott, and Abaxis shall not disparage or challenge the validity of Abbott Trademarks during the Term. Abaxis shall promptly notify Abbott of any actual or alleged infringements of Abbott Trademarks of which Abaxis becomes aware during the Term. Nothing contained herein shall be construed to authorize Abaxis: (a) to use any Abbott Trademarks as a style or name, or as a part of the style or name, of any firm, partnership or corporation; (b) to apply Abbott Trademarks to any goods other than the Products; or (c) at any time after the termination of this Agreement, to apply Abbott Trademarks to goods or to any other use whatsoever.
3.12 Non-Competition Obligations. During the Term, Abaxis and its Affiliates shall not promote or sell any products that are competitive with the Products (“Competitive Products”) in the Field in the Territory, and shall use its best efforts to ensure compliance with the provisions of this Section 3.12 by all Abaxis employees, subject to the following exceptions and conditions:
(a)	Excluded Competitive Products. Competitive Products shall exclude the products referenced in Exhibit 3.12(a) attached hereto and incorporated herein by reference (“Excluded Competitive Products”). Abaxis and its Affiliates shall have the right to promote and sell Excluded Competitive Products. Exhibit 3.12(a) may be amended only by mutual written agreement of the Parties.

(b)	Exception for Recall or Withdrawal. If any Product is the subject of a recall, withdrawal or interruption of Product supply for a period in excess of [ * ], or a Product is not available for resale due to Abbott’s inability to supply such Products, Abaxis may, at its option, purchase and resell reasonably comparable replacement products for the duration of such recall or withdrawal or Product unavailability, provided that (i) [ * ]; (ii) [ * ]; (iii) Abaxis shall return to selling recalled, withdrawn or unavailable Products or Abbott Alternative Products and discontinue selling competitor’s products within [ * ] of the availability of such Products or Alternative Abbott Products;

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iv) Abbott shall notify Abaxis in writing at least [ * ] prior to the availability of such Products or Abbott Alternative Products to enable Abaxis to commence reduction of competitive product stock. In the event that Abaxis does not cease selling replacement products and resume selling Products or Abbott Alternative Products as set forth above within [ * ] of such Products becoming available, Abbott shall have the right, without prejudice to any other rights or remedies available to it, to terminate this Agreement upon [ * ] prior written notice to Abaxis.

(d)	EU Commission Directive. In accordance with the EU Commission Directive on Vertical Agreements, the covenant not to sell Competitive Products set forth in this Section 3.12 for countries in the European Union (“EU”) shall be for no longer than [ * ] after the Effective Date. Abaxis agrees that if Abaxis has maintained exclusivity as set forth in Sections 2.4 and 2.5 during the Term, that Abaxis shall arrange to meet with Abbott to negotiate in good faith the terms, if any, under which the covenant not to sell competitive products in the EU may be extended.

(e)	Compliance Audit. Upon reasonable prior written notice to Abaxis and at mutually agreeable times, Abbott may, at Abbott’s expense, retain an independent third party auditor to audit Abaxis’ sales records, branch inventory and any other records necessary to verify Abaxis’ compliance with its obligations under this Section 3.12, provided that such independent third party auditor shall execute a customary confidentiality agreement with the audited party with respect to the information received in connection with such audit that is not broader in scope or more burdensome than the confidentiality obligations contained in this Agreement. In the event that any such audit reveals that Abaxis is non-compliant with the provisions of this Section 3.12 or that Abaxis has given to Abbott false sales data or other information concerning the purchase or sale of Products, Abbott shall notify Abaxis of the results of such audit and Abaxis shall have [ * ] to cure any identified deficiencies. In the event that Abaxis does not cure any identified deficiencies within such [ * ] period, Abbott may in its sole discretion terminate this Agreement on [ * ] notice to Abaxis.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.13 Regulatory Approvals. If and solely to the extent required by local laws, Abaxis shall, [ * ], obtain and maintain in effect all registrations, permits, licenses and approvals (collectively, “Approvals”) necessary or appropriate for the importation of the Products into, and the distribution, sale, resale, and use of the Products within the Territory. Abaxis shall promptly forward all copies of all such Approvals to Abbott’s Regulatory Affairs Department. Abbott shall provide Abaxis with Product test results and other technical information required to obtain and maintain the Approvals. Abaxis shall inform Abbott within a reasonable period of time of any changes to the Approval process or the vigilance reporting requirements within the Territory. Abaxis shall forward any questions or correspondence from regulatory authorities related to such Approvals within the Territory to Abbott for response. To the extent permitted by applicable law, such Approvals shall be [ * ]. If, however, applicable law requires [ * ], Abaxis shall, [ * ]. Abaxis represents and warrants that it has and shall maintain at all times during the term of this Agreement, all Approvals necessary or appropriate for performing its obligations hereunder. Should Abaxis fail to obtain or maintain such Approvals during the term of this Agreement, Abbott shall have the right to immediately terminate this Agreement upon written notice to Abaxis.
In the event that Abaxis does not obtain or maintain in effect the Approvals necessary to perform its obligations hereunder, Abbott shall have the right but is not obligated to repurchase at the price paid by Abaxis for such Products up to [ * ] inventory of Products which shall mean a quantity not exceeding [ * ] of the total number of each Product sold by Abbott to Abaxis under this Agreement over the previous [ * ] or since the date hereof, whichever is shorter; provided, that any such inventory of Products shall be of saleable condition and the same quality as originally shipped to Abaxis and shall have at least [ * ] shelf-life remaining on the date Abaxis delivers the Products to Abbott or its designated recipient. Such re-purchased Products shall be delivered to Abbott at the sole cost of Abaxis. Abaxis shall destroy any Products not re-purchased by Abbott and provide Abbott with a certificate of destruction certified by an independent Third Party appointed by Abbott. Abbott shall pay Abaxis for only such properly returned or re-purchased Products upon receipt by Abbott upon the same payment terms as set out for purchase of Products by Abaxis in this Agreement. The aggregate amount to be paid to Abaxis under this provision may be offset by Abbott against claims it has against Abaxis or any sums owed by Abaxis to Abbott.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.14 Legal Environment. Abaxis shall immediately advise Abbott if Abaxis becomes aware of any legislation, rule, regulation or other law (including, but not limited to, all health and safety, custom, trade, tariff or other import laws, approvals process or vigilance reporting requirements) which is in effect or which may come into effect after this Agreement becomes effective and which affects the importation of the Products into, or the distribution, sale, or use of the Products within the Territory and/or Japan, and shall use commercially reasonable efforts to remain informed of all such legislation, rules, regulations or other laws.
3.15 Contacts with Authorities. Abaxis shall notify Abbott of any correspondence exchanged with local authorities regarding the distribution of the Products in the Territory.
3.16 Debarment and Exclusion. Abaxis represents and warrants that, to the best of its knowledge, neither it, nor any of its employees or agents providing services under this Agreement, has ever been, is currently, or is the subject of a proceeding that could lead to that Party becoming, as applicable, a Debarred Individual or Debarred Entity. A “Debarred Individual” is an individual who has been debarred by the U.S. Food and Drug Administration (“FDA”) pursuant to Title 21 United States Code §335a (a) or (b), or by any other competent authority, including, without limitation, any local competent authority, from providing services in any capacity to a person that has an approved or pending drug product application. A “Debarred Entity” is a corporation, partnership or association that has been debarred by FDA pursuant to Title 21 United States Code §335a (a) or (b), or by any other competent authority, including, without limitation, any local competent authority, from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of such a corporation, partnership or association. Abaxis further covenants, represents and warrants that if, during the term of this Agreement, it becomes aware that it, or any of its employees or agents providing services under this Agreement, becomes or is the subject of a proceeding that could lead to that Party becoming, as applicable, a Debarred Individual or Debarred Entity, Abaxis shall immediately notify Abbott, and Abbott shall have the right to immediately terminate this Agreement.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.17 Customer Communication. Abaxis shall promptly inform Abbott of any Product quality-related communication (i.e., Product information, customer letters, device correction). Abaxis shall follow the reasonable actions requested by Abbott regarding quality-related matters and, at Abbott’s request, provide any reasonable quality-related information without delay to its customers.
3.18 Promotional Materials. At no cost to Abaxis, Abbott shall provide Abaxis with such promotional materials relating to the Products as Abbott deems appropriate in such quantities as may be mutually agreed for Abaxis’ use hereunder. Such documents shall be in the English language, and may be in other languages to the extent already available. As required by local regulatory laws or regulations, Abaxis shall, at its own cost, arrange for translation of documents relating to the Products by a professional translator into the local language(s) of Customers and shall revise such translation in accordance with the changes to the Documents that may be made from time to time by Abbott. Such translation shall at a minimum meet all regulatory requirements of the Territory and be of a standard deemed appropriate for medical products and comparable with that provided for other products sold into the health care industry in the Territory. Abaxis will provide any documents translated into the local language to Abbott for review and shall revise such translation according to Abbott’s comments.
3.19 Training For Abaxis and End Users. Abbott shall provide Abaxis personnel such training, at Abbott’s expense, as Abaxis may request in writing and that Abbott, at its sole discretion, deems reasonable. Notwithstanding the above, all expenses incurred by Abaxis’ personnel in connection with such training, including without limitation, travel and other per diem expenses shall be borne by Abaxis. Abaxis, prior to shipment of Products to an End User, shall provide to each such End User Product storage and use instructions. Abaxis shall use commercially reasonable efforts to ensure that all necessary and adequate introductory training is made available to End Users within [ * ] after receipt of Analyzers and Cartridges; further, Abaxis shall provide its End Users with necessary and adequate training and support within [ * ] after delivery of the first shipment of Products to an End User. Upon Abaxis’ written request, Abbott may provide follow-up training, at its sole discretion, at Abaxis’ facility. Abbott shall pay for its employees’ salaries and their travel and travel-related expenses, including meals, lodging and other living expenses. For training situations not covered by this Section 3.19, and the Parties shall discuss how to equitably share the travel and related expenses.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 4
INTELLECTUAL PROPERTY
4.1 Markings. Product distributed by Abaxis hereunder shall include both the Abaxis Trademarks and the Abbott Trademarks. Abaxis shall not omit or alter patent numbers, trade names or trademarks, numbers or series or any other Abbott markings affixed on the Products obtained from Abbott or alter Product labeling. Abaxis shall be entitled to mark the following Products with its trademark or trade name in prominent place, subject to Abbott’s prior written approval, not to be unreasonably withheld: Analyzer and outer Cartridge box, provided that Cartridge labels and pouches will not carry Abaxis’ mark. Abaxis is not authorized to use the trademark and trade name “Abbott” or any other trademark or trade name of Abbott in any manner except to indicate that Abbott is the manufacturer of the Products and, consistent with the provisions of Section 4.2 and during the Term of this Agreement and only in the Field in the Territory, that Abaxis is an independent distributor for Abbott and is selling Abbott’s Products. Abaxis shall acquire no rights in the Abbott trademark and trade name, or any other trademark owned by Abbott.
4.2 Use of Trademarks and Tradenames. Abbott hereby authorizes Abaxis to use, on a nonexclusive basis for the Term, without cost to Abaxis other than payment for the Products, the Abbott Trademarks, solely to identify Abbott as the manufacturer of the Products and for Abaxis’ distribution of Products and related performance under this Agreement. The Abbott Trademarks and the goodwill associated therewith are and shall remain the exclusive property of Abbott. Abaxis shall not: (a) use the Abbott Trademarks as part of any composite mark including any elements not approved in advance in writing by Abbott; (b) challenge the validity or enforceability of the Abbott Trademarks (unless such restriction is illegal); or (c) acquire any proprietary rights in the Abbott Trademarks by reason of any activities under this Agreement or otherwise. All uses of the Abbott Trademarks by Abaxis and any additional goodwill created thereby shall inure to the exclusive benefit of Abbott. Abbott, at all times during the Term on reasonable notice, shall have the right to inspect the materials and services on or in connection with which the Abbott Trademarks are used in order to assure Abbott that its quality standards relating to the Products and Abaxis’ servicing and other provisions of this Agreement pertinent to the Abbott Trademarks are being observed. If at any time Abbott shall reasonably object to any use to which the Abbott Trademarks are put, Abaxis shall promptly cease any such use.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.3 License to Use Computer Software. All software, on whatever media and in whatever form, Abbott shall deliver to Abaxis hereunder (the “Software”) is and shall remain the property of Abbott and its suppliers and licensors thereof and shall only be used in accordance with the terms of this Agreement and any End User License Agreements (each, a “EULA”) distributed therewith. The Software contains copyrighted and proprietary trade secrets of Abbott (and its suppliers and licensors), and Abaxis shall keep the Software in confidence. Abaxis shall not copy, use or disassemble the Software unless agreed by Abbott. Abaxis shall have the right to reproduce Software only for: (a) one backup/archival copy; and (b) installation on and use with equipment designated by Abbott as suitable therefor and for use solely with the Products distributed by Abaxis. Abaxis shall reproduce the copyright and other proprietary notices of Abbott and Third Parties present in the Software delivered to Abaxis. Abaxis’ license to use and distribute the Software shall terminate on the earlier of: (w) termination of this Agreement; (x) discontinuance of use of the designated equipment for the Software; (y) discontinuance of payment of periodic license and maintenance fees, if any; or (z) breach by Abaxis of any of the above given terms; provided, that End Users’ license rights shall continue in accordance with each EULA. All copies of Software with respect to which the license hereunder is terminated shall be returned to Abbott within [ * ] after such termination. Abaxis shall deliver to each End User a copy of Abbott’s EULA, which shall inform them that such Software is and shall remain the property of Abbott and its suppliers and licensors. Copies of the translated materials shall be provided by Abaxis to Abbott for inclusion in the technical file before any CE marked Product is distributed in Abaxis’ territory in the Field.
ARTICLE 5
CONFIDENTIALITY
5.1 Confidential Information. It is contemplated that in the course of the performance of this Agreement each Party may, from time to time, disclose Confidential Information to the other Party. The Confidential Information may be in any form whatsoever and shall be owned, or legally acquired by either Party hereto without restriction on dissemination or licensing, and shall be transferred to the other Party in connection with this Agreement pursuant to the respective rights and obligations hereunder.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.2 Term of Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed to in writing, during the term of this Agreement and for a period of [ * ] following the termination of this Agreement, the receiving Party shall take such reasonable measures to maintain such Confidential Information as confidential as it takes to protect its own proprietary and confidential information, shall not use for its own benefit or the benefit of others, and shall not publish or otherwise disclose such Confidential Information of a similar nature except that each Party shall be each permitted to disclose portions of Confidential Information to the extent reasonably necessary to such Party’s attorneys, accountants and other professional advisors under an obligation of confidentiality to such Party.
5.3 Disclosure Due to Judicial or Administrative Processes. In the event that a receiving Party is required by judicial or administrative process to disclose Confidential Information, it shall promptly notify the disclosing Party and allow the disclosing Party, at its sole cost and expense, a reasonable time to oppose such process and/or seek a protective order to limit exposure to and dissemination of said Confidential Information.
5.4 Disclosure Mandated by Law. To the extent any disclosure is required by law or regulation, including but not limited to securities or other laws or regulations of any country, the Parties shall consult with each other regarding the contents of such disclosure prior to such disclosure, and the disclosing Party in any event shall provide to the other Party a draft copy of the information to be disclosed for approval at least [ * ] prior to such disclosure, such approval not to unreasonably withheld.
5.5 Publicity. Neither Party shall make any public announcement concerning this Agreement, nor make any public statement which includes the name of the other Party or any of its Affiliates, or otherwise use the name of the other Party or any of its Affiliates in any public statement or document, except as may be required by law or judicial order, without the written consent of the other Party, which written consent shall not be unreasonably withheld. Notwithstanding the foregoing, Abaxis shall have the right, without obtaining Abbott’s consent, to make a public announcement within [ * ] after the Effective Date that solely communicates the fact that Abaxis has filed a legally required disclosure with the Securities and Exchange Commission relating to the execution of this Agreement, provided that Abbott shall have an opportunity to review and comment on such disclosure at least [ * ] before such disclosure is filed.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.6 Terms of the Agreement. The terms of this Agreement are confidential and shall be treated as Confidential Information hereunder.
5.7 Return of Confidential Information. Upon expiration or termination of this Agreement, or at any time upon request by Abbott, Abaxis shall promptly return to Abbott all Confidential Information disclosed by Abbott to Abaxis (including any and all copies thereof). Upon request, Abaxis shall certify to Abbott that such action has been taken.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES
Each Party hereby represents and warrants to the other Party as follows:
6.1 Corporate Existence and Power. Such Party (a) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted and as it is proposed to be conducted hereunder, and (c) is in compliance with all requirements of applicable laws and regulations, except as previously disclosed to the other Party or to the extent that any noncompliance would not have a material adverse effect on the properties, business, or financial condition of such Party and would not materially and adversely affect such Party’s ability to perform its obligations under this Agreement.
6.2 Authorization and Enforcement of Obligations. Such Party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such Party in connection with the execution, delivery and performance of this Agreement have been obtained.
6.4 No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation of such Party.
6.5 Compliance With Laws. Each Party shall perform its obligations hereunder in compliance with all applicable laws, including without limitation federal, state and local laws, regulations and accepted industry guidelines.
ARTICLE 7
INDEMNIFICATION AND INSURANCE
7.1 Abaxis Indemnification. Abaxis shall defend, indemnify and hold harmless Abbott, its Affiliates, and the officers, directors, employees and agents of Abbott and its Affiliates, from and against any and all liabilities, damages, claims, demands, costs, or expenses (including reasonable attorneys’ fees) claimed by any Third Party for any property or other economic loss or damage or injury or death suffered by it to the extent the same is determined to have been caused by [ * ], other than [ * ], but only if [ * ], or [ * ].
7.2 Insurance. During the Term, Abaxis and Abbott shall maintain general business liability insurance coverage, including, if applicable, self-insurance, in the minimum aggregate amount of [ * ].
7.3 Abbott Indemnification. Abbott shall defend, indemnify and hold harmless Abaxis, its Affiliates, and the officers, directors, employees and agents of Abaxis and its Affiliates, from and against any and all liabilities, damages, claims, demands, costs, or expenses (including reasonable attorneys’ fees) claimed by any Third Party for any property or other economic loss or damage or injury or death suffered by it to the extent the same is determined to have arisen out of or been attributable to: [ * ]. Abbott’s obligations hereunder will apply only when the applicable Product is unmodified by Abaxis, lawfully used in the Field, lawfully dispensed or lawfully distributed all in accordance with the terms and conditions of this Agreement, and used in accordance with the applicable operator’s manual, product insert or as otherwise instructed in writing by Abbott. Any other use of the applicable Product will not be subject to this indemnity.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.4 Conditions of Indemnifications. If Abbott seeks indemnification from Abaxis pursuant to Section 7.1 or Abaxis seeks indemnification from Abbott pursuant to Section 7.3, the Party seeking indemnification shall (a) notify the other Party in writing of the claim or suit for which indemnification is sought within [ * ] after the date the Party seeking indemnification itself receives notice of such claim or suit and (b) allow the other Party to control the defense or settlement of such claim or suit, provided that the Party seeking indemnification may, at its own option and expense, participate in the defense or settlement of such claim or suit, and provided further that the indemnifying Party shall not enter into any binding settlement, consent to any judgment or otherwise resolve any such claim or suit pursuant to which the other Party would be obligated to take or refrain from taking any action or to make any payments or admissions, without the other Party’s prior written consent.
ARTICLE 8
TERM AND TERMINATION
8.1 Expiration. Unless terminated earlier by written agreement of the Parties or in accordance with the provisions of this Agreement, the term of this Agreement shall commence on the Effective Date and continue until the conclusion of [ * ] Contract Years thereafter (“Initial Term”). UPON EXPIRATION OF THE INITIAL TERM, THE AGREEMENT SHALL CONTINUE AUTOMATICALLY FOR ADDITIONAL SUCCESSIVE ONE (1) YEAR PERIODS (EACH ONE (1) YEAR PERIOD A “RENEWAL TERM”) UNLESS TERMINATED BY EITHER PARTY BY GIVING WRITTEN NOTICE TO THE OTHER PARTY NOT LESS [ * ] PRIOR TO EXPIRATION OF THE INITIAL TERM OR ANY RENEWAL TERM. The Initial Term and Renewal Terms shall be defined as the “Term” of the Agreement.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.2 Early Termination. This Agreement may be terminated as set forth below and following provision of written notice:
(a)	Bankruptcy. A Party may terminate this Agreement if the other Party becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against the other Party and not dismissed within [ * ], or if the other Party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

(b)	Default. A Party may terminate this Agreement if the other Party commits a material breach of this Agreement and the Party alleged to be in breach fails to (i) cure such breach or (ii) commence dispute resolution proceedings under Section 9.11 contesting whether a breach has occurred and/or whether such breach is a material breach within [ * ] after receipt of written notice from the Party asserting the breach. For purposes of this Section, a material breach by Abaxis shall include, but is not limited to, any material breach by Abaxis of its non-competition obligations pursuant to Section 3.12.

(c)	Change of Control. In the event that a Third Party, directly or indirectly, acquires at least fifty percent (50%) of the controlling interest in or assets of Abaxis, whether in a single transaction or otherwise, including any sale of assets, sale of shares, mixed sale of assets and shares, merger, consolidation or other form of business combination transaction (“Change of Control”), Abaxis shall give written notice of such Change of Control to Abbott within [ * ] of the effective date of such Change of Control. Within [ * ] of a Change of Control, [ * ] shall have the right to terminate this Agreement upon written notice to [ * ]. Within [ * ] of a Change of Control, [ * ].
8.3 Effect of Termination. Upon the termination of this Agreement:
(a)	The Parties shall immediately cease the use of any Confidential Information of the other Party and, in the case of Abaxis, of the Abbott Trademarks, except as permitted in Section 8.3(b) below.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)	Unless this Agreement is terminated by Abbott for Abaxis’ breach or bankruptcy, and subject to Abbott’s rights as provided in this Section 8.3, (i) [ * ], and (ii) [ * ].

(c)	Abbott shall have the right (but not the obligation), upon prior written notice to Abaxis given within [ * ] after termination to purchase from Abaxis all or any portion of the Products in its inventory, for the same Purchase Prices paid for such products by Abaxis, at the time of such termination for credit against outstanding invoices, or for cash refund to the extent there are no invoices then outstanding.

(d)	Abaxis shall return to Abbott all promotional and sales training materials provided to Abaxis by Abbott under this Agreement.

(e)	To the extent permitted by law, Abaxis shall [ * ].

(f)	Abaxis shall not, in the final [ * ] of any notification of termination (or such actual time after notice and before actual termination, if shorter), undertake any actions intended or designed to cause End Users to purchase higher than normal levels of inventory of Products.
8.4 Continuing Obligations. Upon any termination of this Agreement (except termination for cause by Abaxis due to Abbott’s breach), at Abbott’s election and in accordance with Abbott’s instructions, Abaxis shall: (a) [ * ]; and (b) [ * ]. Following termination of this Agreement for any reason, Abaxis shall have no further obligations to End Users with respect to Software updates and maintenance or technical support. Nothing in this Agreement shall be construed as preventing Abaxis from soliciting End Users for other products following the termination of this Agreement.
8.5 Post-Termination Obligations. Termination or expiration of this Agreement through any means and for any reason shall not relieve the Parties of any obligations accruing prior thereto, and shall be without prejudice to the rights and remedies of either Party with respect to any breach of any of the provisions of this Agreement.
8.6 Survival. The following Articles and Sections shall survive termination or expiration of the Agreement: [ * ]. In addition, all provisions that expressly survive termination, that are irrevocable or that arise due to termination shall survive in accordance with their terms. Any other provisions of this Agreement contemplated by their terms to pertain to a period of time following termination or expiration of this Agreement shall survive only for the specified period of time.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 9
MISCELLANEOUS
9.1 Force Majeure. Neither Party shall be held in breach of this Agreement for failure to perform any of its obligations hereunder and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is a result of any acts of God; acts of the public enemy; civil strife; wars declared or undeclared; embargoes; labor disputes, including strikes, lockouts, job actions or boycotts; fires; explosions; floods; shortages of material or energy; events caused by reason of laws or regulations or orders by any government, governmental entity or instrumentality or by any other supervening unforeseeable circumstances beyond the reasonable control of the Party so affected. The Party so affected shall: (a) give prompt written notice to the other Party of the nature and date of commencement of the force majeure event and its expected duration; and (b) use its commercially reasonable efforts to relieve the effect of such cause as rapidly as possible.
9.2 Assignment. This Agreement may be assigned by Abbott to an Abbott Affiliate without consent. In addition, (a) any Party may without the consent of the other Party assign its rights to payments under this Agreement and (b) any Party may without the consent of the other Party assign its rights and delegate performance of its obligations under this Agreement in connection with a sale of all or substantially all of that portion of the business of the assigning Party to which this Agreement relates (whether such sale is structured as a sale of assets, sale of shares, mixed sale of assets and shares, merger, consolidation or other form of business combination transaction). The assigning Party shall provide a written notice to the other Party of any assignment pursuant to clause (b) above as of the date of the assignment. Following any assignment pursuant to clause (b) above, the assigning Party shall continue to be responsible for the performance of all obligations arising under this Agreement prior to the date of assignment, and the assignee shall be responsible for the performance of all obligations arising under this Agreement on or after the date of the assignment.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Except as otherwise provided in this Section 9.2, no Party shall assign its rights or delegate performance of its obligations under this Agreement to any Third Party without the prior written consent of the other Party, and any attempted assignment without such consent shall be void. This Agreement shall inure to the benefit of and shall be binding upon and enforceable by, the Parties and their successors and permitted assigns.
9.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the Parties and its successors and permitted assigns.
9.4 Waiver. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both Parties. Failure by either Party to enforce any of its rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.
9.5 Severability. Any provision of this Agreement that in any way contravenes the law of any state or country in which this Agreement is effective shall, in that state or country, to the extent the law is contravened, be considered separable and non-applicable and shall not effect any other provision or provisions of this Agreement. Parties shall cooperate to mitigate the effects of any such contravening clause/term.
9.6 Relationship of the Parties. The relationship of the Parties under this Agreement is that of independent contractors. Nothing contained in this Agreement is intended or is to be construed so as to constitute the Parties as partners, joint ventures, or either Party as an agent or employee of the other. Neither Party has any express or implied right under this Agreement to assume or create any obligation on behalf of or in the name of the other, or to bind the other Party to any contract, agreement or undertaking with any Third Party, and no conduct of the Parties shall be deemed to infer such right.
9.7 Entire Agreement; Modifications. This Agreement, together with any exhibits hereto, constitute the entire agreement between the Parties relating to the subject matter hereof. It may not be modified or amended except in a writing and signed by both Parties. All previous agreements or arrangements between the Parties, written or oral, relating to the subject matter hereof are hereby canceled and superseded.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.8 Compliance with Law. In performing this Agreement, each Party shall comply with all applicable laws, regulations and guidelines and shall not be required to perform or omit to perform any act required or permitted under this Agreement if such performance or omission would violate the provisions of any such law, regulation or guideline.
9.9 Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be considered an original and all of which together shall constitute one and the same instrument.
9.10 Governing Law. All disputes arising in any manner out of or in relation to this Agreement shall be resolved in accordance with the laws of Illinois, without reference to its choice of laws provisions. Each Party hereby disclaims the application to this Agreement of the United Nations Convention on the International Sale of Goods.
9.11 Alternative Dispute Resolution. Any dispute that arises in connection with this Agreement shall be binding on the Parties and resolved by binding Alternative Dispute Resolution (“ADR”) in the manner described in Exhibit 9.11.
9.12 Notices. Any notice, report, payment or statement required or permitted under this Agreement shall be considered to be given when in writing sent by certified mail (return receipt requested), postage prepaid, or faxed then mailed, or if sent via courier and addressed to the Party for whom it is intended at its address of record. The record address of the Parties is as follows:

If to Abaxis:	Abaxis, Inc.
Vice President, Veterinary Marketing and Sales
3240 Whipple Road
Union City, CA 94587
Fax: 510-441-6150

with copy to:	Cooley Godward Kronish LLP
101 California Street
5th Floor
San Francisco, CA 94111-5800
Attn: Nan Wu, Esq.
Fax: 415-693-2222

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

If to Abbott:	Divisional Vice President, Business Development
Abbott Point of Care
400 College Road East
Princeton, NJ 08540
Tel: 609-454-9437
Fax: 609-419-9376

with copy to:	Divisional Vice President, Commercial Legal Operations
Abbott Laboratories
AP6A-2
100 Abbott Park Road
Abbott Park, IL 60064-6049
Fax: (847) 938-1206
9.13 Expenses. Unless otherwise specifically provided for herein, all costs and expenses incurred with connection with this Agreement and the transactions contemplated hereby shall be paid by the Party that shall have incurred the same, and the other Party shall no liability thereto.
9.14 Interpretation. When a reference is made in this Agreement to Sections, Subsections, Tables or Exhibits, such references shall be to a Section, Subsection, Table or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings, if contained in this Agreement, have been inserted for convenience of reference only and shall not be relied upon in construing this Agreement. Use of any gender herein to refer to any person shall be deemed to comprehend masculine, feminine, and neuter unless the context clearly requires otherwise.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, each Party has caused this Agreement to be signed by its duly authorized representative as of the Effective Date.

ABBOTT POINT OF CARE INC.			ABAXIS, INC.

By:	/s/ Greg Arnsdorff		By:	/s/ Martin Mulory
	Name:	Greg Arnsdorff		Name:	Martin Mulory
	Title:	President		Title:	Vice President Sales & Marketing

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

List of Exhibits

Trademarks
Abaxis	1.1
Abbott	1.2

Products	1.14

Purchase Prices	1.17

Annual Product Purchase Calculation	2.6

Parts and Components	3.3(a)

Minimum Order Quantities	3.4(b)

i-STAT®1 Warranty	3.4(f)

Abaxis Distribution Centers	3.6

Product Complaint Inquiry Form	3.9

Excluded Competitive Products	3.12(a)

Alternative Dispute Resolution	9.11

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 1.1
Abaxis Trademarks
[ * ]

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 1.2
Abbott Trademarks
[ * ]

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 1.14
Products
[ * ]

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 1.17

Purchase Price
[ * ]

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 1.17

Purchase Price
(Continued)
[ * ]

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 2.6
Annual Product Purchase Calculation

Contract Year:

Abbott Calculation:		date provided to Abaxis:

Approved by Abaxis:	_____ Yes / _____ No*	date approved by Abaxis:

* if No:
Abaxis Estimate:		date provided to Abbott:

Approved by Abbott:	_____ Yes / _____ No **	date approved by Abbott:

** if No:
Agreed Calculation:		date agreed:

Official Determination of Product Purchases
For Contract Year                      is                                         .

Abbott	Abaxis

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 3.3(a)
Parts and Components
[ * ]

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 3.4(b)
Minimum Product Order Quantities
[ * ]

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 3.4(f)
Abbott i-STAT®1
Warranty
(An electronic copy of this form will also be provided to Abaxis.
A snap shot sample is below.)
1-1
Introduction
Art: 715003-01H Rev. Date: 03/03/08
1
1-2 Art: 715003-01H Rev. Date: 03/03/08
This manual describes the i-STAT ☐ Portable Clinical Analyzer, the Philips Medical Systems* Blood Analysis Module, i-STAT Cartridges and the i-STAT Central Data Station Version 5 program. Related sections are grouped behind tabs. The i- STAT Portable Clinical Analyzer and Philips Blood Analysis Module perform the same basic functions, although some elements of the Blood Analysis Module’s user interface have been adapted for a patient monitoring environment. Except were noted, operating instructions apply to both pieces of equipment. For specific information on the Blood Analysis Module, refer to the Blood Analysis Module section of this manual.
The i-STAT☐1 Analyzer is described in a separate manual.

*	Formally distributed by Hewlett-Packard and Agilent Technologies.
This Manual Overview of the i-STAT System
The i-STAT System incorporates a comprehensive group of components needed to perform blood analysis at the point of care. A handheld Portable Clinical Analyzer or a Blood Analysis Module, a cartridge with the required tests, and 2 to 3 drops of blood will allow the caregiver to view quantitative test results for blood gas and chemistry tests in approximately 2 minutes as well as quantitative times for coagulation tests.
Portable printers and infrared communication devices allow all patient information obtained at the bedside to be printed on demand and transmitted to centralized information systems for record keeping and billing.

The Central Data Station (CDS) program provides system management tools.

Intended Use The i-STAT Portable Clinical Analyzer and Philips Blood Analysis Module are intended for use with i-STAT cartridges for the in vitro quantification of various analytes and coagulation times in whole blood. Analyzers and cartridges should be used by healthcare professionals trained to use the system and should be used according to the facility’s policies and procedures.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In the USA, for the purpose of CLIA compliance, the i-STAT CHEM8+ cartridge is categorized as Waived. All other i-STAT cartridges are categorized as moderate complexity. Please note that the CHEM8+ cartridge can only be run on the i-STAT 1 Analyzer.
Components The i-STAT System consists of:
☐ i-STAT Cartridges
☐ Abbott MediSense Precision PCx and PCx Plus Blood Glucose Test Strips (for i-STAT1 Analyzer)
☐ i-STAT Portable Clinical Analyzer
☐ i-STAT 1 Analyzer
☐ Philips Medical Systems Blood Analysis Module (used in conjunction with Philips CMS and 24/26 Patient Monitors)
Rev. Date: 03/03/08 Art: 715003-01H 1-3
☐ Portable Printer
☐ Quality Assurance Materials
☐ Electronic Simulator
☐ Control Solutions
☐ Calibration Verification Set
☐ Data Management System
☐ Downloader and/or Downloader/Recharger for i-STAT 1 Analyzer
☐ IR Link for Portable Clinical Analyzer
☐ Data Manager
☐ Central Data Station Version 5, software for cartridge management
☐ QC Manager software for PCx glucose tests strip management
☐ Data Manager Printer
☐ i-STAT Central Data Station
☐ Central Data Station, version 4, software for cartridge management
☐ LIS/HIS Interface Software
Summary of the Procedure
To perform cartridge testing, the operator fills a cartridge with sample, seals the cartridge with its snap closure, and inserts the cartridge into the analyzer. Inserting the cartridge activates the analyzer. The unit-use cartridge contains all components necessary to perform one or more tests including: calibrating solution for blood gas and chemistry tests or reagents for coagulation tests, a sample handling system, and sensors. The analyzer automatically controls all steps in the testing cycle, which may include: fluid movement, calibration, reagent mixing, and thermal control. Quality checks are performed continuously throughout the testing cycle. Operator and patient IDs and patient chart information can be entered. When the test cycle is completed, results are displayed and the test record is stored. This degree of automation, along with the ability to test fresh whole blood, eliminates many sources of error as well as time-consuming and costly steps inherent in other methods.
Data Management Test records can be transmitted to the Data Manager or Central Data Station where they can be printed and/or transmitted to the Laboratory Information System or Hospital Information System. An optional portable printer enables the operator to print results at the point of care.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Selection of Components
The selection of components is dependent on factors unique to each facility such as:
☐ Types of tests to be performed
☐ Number of testing sites
☐ Number of tests per site
☐ System administrative requirements
Interfacing The Central Data Station can be interfaced to a Laboratory Information System (LIS) or Hospital Information System (HIS) to automate billing and patient record keeping.
1-4 Art: 715003-01H Rev. Date: 03/03/08
Symbols Symbols can be helpful in reducing the necessity for translating important information into multiple languages, particularly where space is limited. The following symbols may be found on components of the i-STAT System.
Note Regarding System Reliability
The i-STAT System automatically runs a comprehensive set of quality checks of analyzer and cartridge performance each time a sample is tested. This internal quality system will suppress results if the analyzer or cartridge does not meet certain internal specifications (see Quality Control section in System Manual for detailed information). To minimize the probability of delivering a result with medically significant error the internal specifications are very stringent. It is typical for the system to suppress a very small percentage of results in normal operation given the stringency of these specifications. If however the analyzer or cartridges have been compromised, results may be persistently suppressed, and one or the other must be replaced to restore normal operating conditions. Where unavailability of results while awaiting replacement of analyzers or cartridges is unacceptable, Abbott Point of Care Inc. recommends maintaining both a backup i-STAT System analyzer and cartridges from an alternate lot number.
Symbol Definition
Attention: See instructions for use.
Caution: Risk of electrical shock.
Laser radiation hazard symbol.
Biological Risks.
Temperature limitations. The upper and lower limits for storage are adjacent to upper and lower arms.
Upper limit of temperature. The upper limit for storage is adjacent to the upper arm Use by or expiration date.
An expiration date expressed as YYYY-MM-DD means the last day the product can be used.
An expiration date expressed as YYYY-MM means the product cannot be used past the last day of the month specified.
Manufacturer’s lot number or batch code. The lot number or batch will appear adjacent to this symbol.
Catalog number, list number, or reference number. The number adjacent to this symbol is used to reorder the product.
Serial number. The serial number will appear adjacent to this symbol.
Rev. Date: 03/03/08 Art: 715003-01H 1-5
Symbol Definition
MN Model number. The model number will appear adjacent to this symbol.

Date of manufacture.

Manufacturer
In vitro diagnostic medical device.
Authorized Representative for Regulatory Affairs in the European Community.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Contains sufficient for < n > tests.
Direct Current (DC)
Alternating Current (AC)
Class II Construction
Consult instructions for use or see System Manual for instructions.

control Control
Signifies that the product bearing the ETL Listed mark complies with both U.S. and Canadian product safety standards:
UL 61010A-1
CAN/CSA C22.2 No. 1010.1-92

i/immuno: Cartridges bearing this symbol must be run on i-STAT analyzers that also bear this symbol.
Battery: i-STAT 1 Analyzer low battery icon (flashes on lower left side of display screen).
Separate waste collection for this electrical/electronic item indicated.
Separate waste collection for this electrical/electronic item indicated;
Equipment manufactured / put on the market after 13 August 2005; Indicates compliance with Article 10(3) of Directive 2002/96/EC (WEEE) for the European Union (EU).
1-6 Art: 715003-01H Rev. Date: 03/03/08
Symbol Definition
BODxxxx-xx
Born On Date: the label BODxxxx-xx defines the year and month of manufacture.
Do not reuse.
This symbol is used for compliance with the China RoHS regulation(s). It indicates in years the Environmentally Friendly Use Period (EFUP) for the labeled electronic medical device product
Symbol The following symbols are used on the i-STAT 1 keypad.
SCAN Key used to scan information into the analyzer.
ABC Key used to enter letters.
Key used to enter information.
MENU Key used to access the analyzer’s menu.
Key used to print a test record.
Key used to turn the analyzer off and on.
Symbol The following symbols are used on the i-STAT Portable Clinical Analyzer Keypad
DIS Key used to activate the display.
ENT Key used to enter information.
PRT Key used to print a test record.
CLR Key used to clear an incorrect entry.
Symbol The following symbols are used on i-STAT Value Assignment Sheets Mean
R Range
Rev. Date: 03/03/08 Art: 715003-01H 1-7
Symbol TEST
Na Sodium
K Potassium
Cl Chloride
Glu Glucose
Lac Lactate

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Crea Creatinine
pH pH
PCO2 Partial pressure of carbon dioxide.
PO2 Partial pressure of oxygen.
iCa Ionized Calcium
BUN/UREA Urea nitrogen/Urea
Hct Hematocrit
ACTc
Celite ACT
Activated Clotting Time with Celite® activator.
ACTk
Kaolin ACT
Activated Clotting Time with Kaolin activator.
PT/INR Prothrombin Time / International Normalized Ratio
Hb Hemoglobin
TCO2 Total carbon dioxide concentration.
HCO3 Bicarbonate
BE (b&ecf) Base excess (b for blood, ecf for extra cellular fluid)
AnGap Anion Gap
sO2 Oxygen saturation
cTnI Cardiac Troponin I
CK-MB Creatine Kinase MB Isoenzyme
BNP B-type Natriuretic Peptide
1-8 Art: 715003-01H Rev. Date: 03/03/08
Abbott Point of Care Inc. warrants this medical product (excluding disposable or consumable supplies) against defects in materials and workmanship for one year from the date of shipment. If Abbott Point of Care Inc. receives notice of such defects during the warranty period, Abbott Point of Care Inc. shall, at its option, either repair or replace products which prove to be defective. With respect to software or firmware, if Abbott Point of Care Inc. receives notice of defects in these products during the warranty period, Abbott Point of Care Inc. shall repair or replace software media and firmware which does not execute their programming instructions due to such defects. Abbott Point of Care Inc. does not warrant that the operating of the software, firmware or hardware shall be uninterrupted or error free. If Abbott Point of Care Inc. is unable, within a reasonable time, to repair or replace any product to a condition as warranted, Buyer shall be entitled to a refund of the purchase price upon return of the product to Abbott Point of Care Inc.
Note: Warranty rights may vary from state to state, province to province and country to country.
Warranty Limitations of Warranty
The foregoing warranty shall not apply to defects resulting from:
1 Improper or inadequate maintenance by Buyer or an unauthorized person,
2 Using accessories and/or consumables that are not approved by Abbott Point of Care Inc.,

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3 Buyer-supplied software or interfacing,
4 Unauthorized repairs, modifications, misuse, or damage caused by disposable batteries, or rechargeable batteries not supplied by Abbott Point of Care Inc.
5 Operating outside of the environmental specifications of the product, or
6 Improper site preparation or maintenance.

THE WARRANTY SET FORTH ABOVE IS EXCLUSIVE AND NO OTHER WARRANTY, WHETHER WRITTEN OR ORAL, IS EXPRESSED OR IMPLIED. ABBOTT SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
Selling or Leasing the i-STAT System
If you sell an i-STAT analyzer, please notify Abbott Point of Care Inc. so that we can enter the new owner into our software update database. If you rent an i-STAT analyzer and do not intend to provide software updates to the lessee, please notify Abbott Point of Care Inc. so that we can enter the lessee into our software database.
End of Warranty.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 3.6
Abaxis Distribution Centers
Abaxis, Inc.
3240 Whipple Road, Union City, CA 94587
Other sites may be added upon written mutual consent.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 3.9
Product Complaint Inquiry Form
If an End-User is experiencing difficulty with the performance of an i-STAT®1 cartridge or analyzer, a complaint will be opened by Abbott and Abbott will request the products be returned for investigation.
Abaxis will be provided with the Abbott Customer Contact Form for Business Partners document electronically. Abaxis may also use the Abbott technical support contact information listed below which can be found on the Abbott website.
(An electronic copy of this form will also be provided to Abaxis. A snap shot sample is below.)
PART A — CUSTOMER CONTACT REPORT
(TO BE COMPLETED FOR ALL INCIDENTS)
1. General Information

		Date of	Date entered into	Date closed in
		Customer	business partner	business partner
	Incident #	Contact	complaint system	complaint system
Business Partner

Abbott Point of Care

Business Partner Information	Customer Information
Name:	Name:
Street:	Street:
City:	City:
Post Code:	Post Code:
Country:	Country:
Contact Name:	Contact Name:
Phone:	Phone:

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 3.9
(Continued)
Customer Assistance
Troubleshooting and Frequently Asked Questions

• Technical Support	techsvc@i-stat.com	800.366.8020, Option 1

• Customer Service	custsvc@i-stat.com	800.366.8020, Option 2
Technical Support
Online Service & Support for product information and technical help. Please enter your Identification and Password in the sign-in area below.
Abbott POC ID:
          Password:

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 3.12(a)
Excluded Competitive Products
[ * ]

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 16.11
ALTERNATE DISPUTE RESOLUTION (ADR)
[ * ]

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.